                                                                 Exhibit 10.3.49

                  AGREEMENT TO DESIGN 69 KV TRANSMISSION LINES,
              A SUBSTATION AT POHOIKI, MODIFICATIONS TO SUBSTATIONS
              AT PUNA AND KAUMANA, AND A TEMPORARY 34.5 FACILITY TO
                INTERCONNECT PGV'S GEOTHERMAL ELECTRIC PLANT WITH
                               HELCO'S SYSTEM GRID
                                   (PHASE II)

SECTION 1. SCOPE OF WORK

(a) Phase II work includes the design of two 69 KV transmission lines, approximately 18 miles long each, which will interconnect PGV's proposed geothermal electric power plant and HELCO's system near its Puna Substation.

(b) HELCO shall design the two 69 KV transmission lines which will interconnect
PGV's proposed geothermal electric power generating plant and HELCO's Puna
Substation in accordance with the rules of the Public Utilities Commission,
State of Hawaii ("PUC"). The design shall include all necessary coordination with State, County, and private agencies or individuals to allow material procurement and line construction to proceed by following the engineering plans and construction specifications. The design of each of the lines shall start only upon specific written notice to proceed issued by PGV. For Line 1, such notice was given by PGV to HELCO by PGV Purchase Order No. 82744, dated
September 28, 1988. Upon signing of this agreement, HELCO shall have full authorization to design Line 1. Notice to proceed to design Line 2 shall be issued by PGV to HELCO no later than June 15, 1990.

(c) The proposed 69 KV transmission lines shall consist of three aluminum-alloy conductors which will be supported by horizontal post insulators or suspension insulators attached to a single wooden pole. The poles shall be spaced approximately 300 to 500 feet apart and shall carry a steel shield wire at the pole top for protection against lightning. The actual distance between poles will depend upon physical conditions in the vicinity of the pole sites and other structural factors, such as tension or weight on the conductors caused by changes in the direction of the alignment or high wind velocities. To determine this, HELCO shall prepare the appropriate surveys and analyses.

(d) HELCO shall design and construct a temporary 34.5 KV substation and line facilities to allow 7.5 MW of generation from the power plant to be transmitted into HELCO's existing 34.5 KV system. The 13.8/34.5 KV temporary and 69 KV permanent transformer installations shall be designed and constructed by PGV as part of the plant substation facilities. The temporary portion of the 34.5 KV facilities not required for the second 69 KV line shall be removed by HELCO at
PGV'S own expense. PGV or PGV's contractor shall relocate the temporary 69 KV breaker and relays to its permanent location in the 69 KV switching station.

May 23, 1990                          -1-

(e) HELCO shall design and construct appropriate modifications to the puna and
Kaumana substations to provide for proper system operation to integrate the PGV facilities into the HELCO electrical system.

(f) HELCO shall design the Pohoiki switching station adjacent to the power plant. The switching station shall consist of four (4) 69 KV circuit breakers and appurtenant facilities necessary for proper operation and maintenance of the facility. The substation arrangement shall be designed as a conventional breaker-and-one-half scheme, with only four (4) breakers installed initially, and will be operated as a ring bus. PGV shall construct the switching station.
HELCO shall provide construction inspection.

(g) PGV shall provide HELCO a plot of land for the life of the project, to use as a 69 KV switching station site. PGV shall grant HELCO the necessary easements for the 69 KV switching station and transmission lines exiting the switching station site.

SECTION 2. ENGINEERING MONITORING

     PGV shall monitor the progress of HELCO's design activities for the substations, the first line, and subsequently the second line. HELCO has provided the following breakdown of its activities, with the value assigned for each activity. This breakdown will be used for actual monitoring of the progress of the engineering work. The actual progress value will be reported on a monthly basis and updated monthly. Where possible HELCO shall utilize existing specifications for material and equipment in their design and engineering work.
Format to be used:

May 23, 1990                          -2-

---------------------------------------------------------
                          EXPENDED
W.O.            JOB         TOTAL    (MONTH)   % COMPLETE
NO.    TASK   DETAIL        VALUE    TO DATE      DATE
---------------------------------------------------------
               MAN HRS
               MH COST
              MATL COST
               TOT COST
---------------------------------------------------------

     HELCO assigned value for each activity:

NO.   TASK                                                           TOTAL VALUE
--------------------------------------------------------------------------------
PHASE II (ENGINEERING DESIGN)

1.   Land Survey                                                Line 1   Line 2

     1.1 Strip Maps                                              4,902     4,850
     1.2 Identify PI                                            14,707    14,953
     1.3 Centerline Survey                                      13,073    13,336
     1.4 Final P&P Drawings                                     87,017    87,696
     1.5 Final Stakeout                                         76,804    77,593

2.   Land and ROW Acquisition

     2.1 Engr/Surv ROE                                           2,451         0
     2.2 Prep Const. ROE                                         3,677         0
     2.3 Easement Documentation                                 27,780    28,289
     2.4 Condemnation                                                0         0

3.   Line 1 Design

     3.1 Design Criteria/Calcs                                  61,280
     3.2 Structure Spotting                                     15,933
     3.3 Design Drawings                                        59,645
     3.4 Long Lead Material Specs                                2,860
     3.5 Material List                                           4,902
     3.6 Construction Cost Estimate                              6,128
     3.7 Construction Specifications                            10,213

4.   Line 2 Design

     4.1 Design Criteria/Calcs                                            54,153
     4.2 Structure Spotting                                               14,145
     4.3 Design Drawings                                                  58,195
     4.4 Long Lead Material Specs                                          2,829
     4.5 Material List                                                     4,850
     4.6 Construction Cost Estimate                                        4,850
     4.7 Construction Specifications                                       8,083

May 23, 1990                          -3-

5.   Pohoiki Substation

     5.1   Long Lead Equipment                                  47,680
     5.2   Site Investigation                                   23,840
     5.3   Station Layout                                      119,262
     5.4   Instrumentation & Relay                             119,262
     5.5   SCADA and Communication                             132,737
     5.6   Structures and Foundation                            47,680
     5.7   Construction Cost Estimate                           23,840
     5.8   Construction Specifications                          95,424

6.   Puna Supervisory                                            4,200

7.   Kaumana Substation                                                   19,564

8.   Temporary 34/5 KV Facility

     8.1   Temporary Substation                                  6,624
     8.2   Temporary 34.5 KV Line                                6,025

9.   Puna-Pohoiki Microwave                                      8,207

Total Design                                                $1,026,153   393,386

SECTION 3. PROJECT COST

(a) PGV shall reimburse HELCO for all costs and expenses HELCO incurs for the tasks described in Section 2.

(b) This amount shall be subject to final approval by the parties upon selection of the right of way, and selection of subconsultants.

(c) The project cost is based upon the mutually agreed scope of work described in Section 1.

(d) HELCO shall not charge PGV for the cost related to underbuilding the first
69 KV transmission line with a 12.47 KV distribution line. These costs shall be accounted for separately and shall be the sole responsibility of HELCO.

SECTION 4. PAYMENTS BY PGV

(a) PGV shall pay HELCO for all costs and expenses incurred by HELCO for Phase
II work in accordance with this agreement. All costs incurred by HECO for Phase
II work shall be deemed incurred by HELCO.

(b) HELCO's projected total costs for Phase II work, including costs already incurred to the date of this agreement, but excluding

May 23, 1990                           -4-

Line 2 work, is $1,026,153.00. PGV shall pay to HELCO such amount in four (4)
equal installments of $256,538.25 the first of which shall be due upon execution of this agreement, with each subsequent payment due ninety (90) days from the date of the previous payment due date, subject to successful progress by HELCO with the design work.

     PGV shall pay to HELCO the projected costs of Line 2 design totalling
$393,386.00, in four (4) equal installments of $98,346.50 each, the first of which shall be due upon HELCO's receipt of written notice to proceed from PGV, which shall be issued no later than June 15, 1990, with each subsequent payment due ninety (90) days from the date of the previous payment due date, subject to successful progress by HELCO with the design work. The parties agree to adjust the projected costs of Line 2 design work (Tasks 1, 2, 4, and 7) to reflect the then prevailing Line 2 costs, if appropriate.

     In the event that HELCO completes the design work (Tasks 1, 2, 4, and 7)
prior to the respective payment dates above, PGV shall pay the entire balance due for Tasks 1, 2, 4, and 7 upon receipt of HELCO's invoice, and the completed design plans and specifications.

(c) HELCO shall submit invoices to PGV for each payment period (i.e., the period between the due date of each installment payment referred to above and the due date of the immediately preceding installment payment) by the 15th day after the payment due date for such period. Such invoices shall show actual costs incurred to the payment due date, together with a job cost detail described in Section 5 below. These invoices are for informational purposes only and shall not be reconciled with the installment payments referred to above until all Phase II work has been completed.

(d) If, during the course of the Phase II work, it appears to HELCO that the projected total costs for the Phase II work shall exceed the previous projected total costs by more than ten percent (10%), HELCO shall prepare a change order request for PGV's approval, which approval shall not be unreasonably withheld.
If a change order request is approved pursuant to this Subsection 4(d), the remaining payments due from PGV shall be proportionately increased to reflect the new project total costs. Nothing herein shall be deemed to limit HELCO to one such change order request.

(e) Upon completion of Phase II work, HELCO shall render to PGV a statement reconciling HELCO's actual total costs for the Phase II work covered by this agreement with the projected total costs provided above. If HELCO's actual total costs exceed the projected total costs based on approved change orders by PGV,
PGV shall pay to HELCO the difference within thirty (30) days of the date of receipt of such statement, provided the procedures referred to above have been followed and PGV has approved such additional expenditures. If HELCO's actual total costs are less than the

May 23, 1990                           -5-

projected total costs paid by PGV, HELCO shall refund the balance to PGV, without interest, within thirty (30) days of the date of such statement or will, at PGV's option, apply such balance to Phase III work. HELCO's actual costs will be determined based on the following cost categories: equipment, material and labor costs; direct payroll; consultants and contractor costs, applicable taxes;
overhead charges; travel and lodging costs; printing costs; meeting room rentals; costs for the preparation of maps, charts, graphs, illustrations, and the like; and all other costs relating to Phase II work. The reconciliation statement shall contain a breakdown of actual total costs by the foregoing cost categories.

SECTION 5. RIGHT TO INFORMATION

(a) Records of HELCO's cost and expense incurred pursuant to this agreement and records of accounts between PGV and HELCO, shall be kept on a generally recognized accounting basis and shall be available to PGV or its representative(s) for auditing and inspection during office hours and upon 5 working days notice.

(b) HELCO shall submit to PGV a monthly written progress report and, when required under Section 4 above, a job cost detail for the payment period covered by the accompanying invoice. All such reports shall contain sufficient detail to allow PGV to monitor the performance of tasks under this agreement.
Specifically, the job cost detail shall list the payment amounts attributable to
HELCO, HECO, and consultants and contractors for such payment period, broken down by cost category and describing the type of services rendered and materials furnished by each. Upon written request from PGV, HELCO agrees to provide PGV with copies of all invoices received by HELCO during that payment period from its consultants and contractors.

(c) Upon written request from PGV, HELCO agrees to provide PGV with copies of final reports and data prepared by HELCO, its consultants and contractors, in connection with the Phase II work.

(d) Any information, including this agreement, supplied by one party to the other party that is marked "Confidential" shall not be voluntarily disclosed to third parties without the advance written approval of the party that has supplied the confidential information, which approval shall not be unreasonable withheld.

SECTION 6. TIME OF PERFORMANCE

     PGV and HELCO agree that 80% of the design and engineering of the first 69
KV transmission line (Line 1 only) interconnecting PGV's geothermal electric plant and HELCO's Puna substation, including complete construction drawings and specifications will be completed by June 30, 1990. HELCO agrees to provide PGV a complete

May 23, 1990                           -6-

set of the construction drawings and specifications by June 30, 1990. The construction drawings and specifications shall be complete and sufficient to allow PGV to get competitive cost estimates for the purpose of reviewing HELCO's contract price, if it so desires. The work shall commence as set forth in
Section l(b) of this agreement and shall be completed as soon as good practice and due diligence will permit. HELCO shall use its best efforts to maintain labor and material costs within the value estimates shown in Section 2.

SECTION 7. INDEMNIFICATION

In connection with the performance of this Agreement, or in any way incident thereto, the parties agree to indemnify and hold the other harmless from and against any and all liabilities, claims, losses, damages, or expenses, including reasonable counsel fees, whether arising before or after completion of the work hereunder, which may be incurred or sustained by such party, by reason of any negligent act or omission on the part of the other.

SECTION 8. RIGHT OF WAY

(a) HELCO shall notify PGV 30 days in advance of its scheduled entry upon lands owned or leased by PGV for the purpose of performing the work required by this agreement. Such notice shall specify as precisely as possible the locations and dates of such work. PGV shall use its best efforts to obtain, prior to the scheduled entry and at no cost to HELCO all necessary documents, in form and content satisfactory to HELCO granting HELCO as designee the right to enter such lands for such purpose. If the land is leased, the documents shall include the consent of the lessor(s) to such rights of entry. In the event such rights and/or documents are not timely provided to HELCO, PGV agrees that delay may result in an increase in HELCO projected total costs and subject to the provisions of this agreement, give HELCO the right to terminate this agreement.

(b) HELCO shall obtain all other rights of entry necessary and PGV shall pay
HELCO all reasonable costs incurred in obtaining these right of entry, including but not limited to appraisal, survey, and attorneys' fees.

SECTION 9. PARTICIPANTS AND DECISION-MAKING

(a) HELCO shall be responsible for the work to be performed. HELCO may engage consultants and contractors with the advance approval of PGV, which approval shall not be unreasonably withheld. HELCO shall be responsible for the work performed by any consultants it engages.

May 23, 1990                           -7-

(b) PGV reserves the right to employ its own consultants and counsel to advise, participate in meetings and hearings as PGV deems necessary. Such consultants or counsel shall be paid by PGV.

(c) The parties hereto together with consultants, contractors and counsel shall hold project meetings at such dates, times, and places as are mutually acceptable to HELCO and PGV. Such meeting shall be held every two weeks for the first three months of this agreement then monthly thereafter.

(d) The parties shall use their best efforts to coordinate their activities under this agreement, including but not limited to the obtaining of permits for the transmission line(s). HELCO recognizes the sensitive nature of activities to obtain rights-of-way, easements and other land access rights for the transmission line(s) and the need for regular consultation with PGV in handling these matters.

SECTION 10. CHANGE ORDER

     If, during the course of the design work, the scope of an item of work is altered so as to increase the item's cost by more than ten percent (10%) or more than $10,000 or the lower of the two, HELCO shall prepare a written change order request for PGV's approval which approval shall not be unreasonably withheld.
Failure to approve a change order shall not relieve the parties of their responsibilities under this agreement.

SECTION 11. DISPUTE RESOLUTION

     Any dispute arising under this agreement, including but not limited to disputes over change order requests, shall be resolved if possible by HELCO's
President and PGV's Hawaii Project Manager, and any remaining disputes shall be resolved pursuant to Section 18(b) of the Power Purchase Contract. Unless
otherwise agreed in writing, HELCO shall continue on the Phase II work and PGV shall continue to make all payments and perform all other obligations required here under during the resolution of any disputes, provided, however, that if the amount in dispute exceeds $10,000.00 then HELCO at its sole option, may cease work until the dispute is resolved and shall have no liability therefor and PGV may withhold its payments for such work.

SECTION 12. FORCE MAJEURE

(a) If either party is prevented from performing any of its obligation hereunder by reason of an event of force majeure reasonably beyond its exclusive control and not attributable to its neglect, then in any such event, such party shall be excused from

May 23, 1990                           -8-

whatever performance is required by this agreement which is prevented by such event to the extent so prevented, and such party shall not be liable for any damages or loss resulting therefrom. Events of force majeure shall include but not be limited to the following: accidents, action or inaction of any governmental agency (including the inability to obtain permits or authorization)
lightning, rain, earthquake, wind, wind-blown water, riots, fire, flood, invasion, insurrection, lava flow or volcanic activity, tidal wave, civil commotion, the order of any court, judge or civil authority, war, and any act of
God or the public enemy.

(b) The party claiming an event of force majeure shall give prompt written notice of such event to the other party. In addition, such party shall use reasonable diligence, to the extent practicable, to limit the impact of such event to the performance of its obligations under this agreement. Delay due to force majeure shall delay payments accordingly.

SECTION 13. PUBLIC UTILITIES COMMISSION APPROVAL

     This agreement shall be effective on execution hereof and is subject to termination if the Public Utilities Commission fails to issue an order satisfactory to HELCO which approves the expenditures to be made by HELCO under the agreement, the construction of the two transmission lines through a residential area, and the full recovery of HELCO's firm capacity payments to PGV and related revenue taxes. The parties agree to use their best efforts to obtain such approval in a timely manner.

SECTION 14. ASSIGNMENT

     This agreement shall not be assigned except to lending institutions or related entities without the written consent of the non-assigning party, whose consent shall not be unreasonably withheld except that HELCO may assign this agreement to its First Mortgage Bond Trustee without prior written consent. This provision shall not be construed to prohibit either PGV or HELCO from hiring consultants or sub contractors to perform specific work under this contract.

SECTION 15. NOTICE

     All communications and notices required by this contract shall be addressed as follows:

May 23, 1990                           -9-

     If to PGV:

            Zvi Reiss
            101 Aupuni Street, Suite 1014-B
            Hilo, Hawaii 96720

     If to HELCO:

            Clyde Nagata
            P. 0. Box 1027
            Hilo, Hawaii 96721-1027

SECTION 16. CANCELLATION OF WORK AND TERMINATION

(a) Prior to completion of the work called for in this agreement PGV may cancel this agreement by sending a written notice to HELCO at least 30 days in advance of the termination date. PGV shall remain liable to HELCO for actual costs incurred up to the date of termination. Upon cancellation, HELCO shall render a reconciliation statement of actual and projected cost. If the payments made are insufficient to cover HELCO's actual cost, PGV shall pay to HELCO the difference within 30 days of the date of receipt of such statement. If the payments exceed
HELCO's actual cost the excess shall be rebated to PGV within 30 working days from the time the excess is determined. Refunds are limited to the amount of the excess payments and no interest will be paid in any refund.

(b) HELCO may terminate this agreement if the Public Utilities Commission of the State of Hawaii fails to issue a decision and order in accordance with
Section 13 of this agreement, including approval of the expenditures to be made by HELCO under this agreement, or if PGV commits a material breach of any provision of the agreement. HELCO may also terminate the agreement if PGV fails to obtain rights of entry to the lands owned or leased by PGV necessary for the purpose of performing the work called for by this agreement. Before HELCO's termination is effective PGV shall be given 180 days to secure the necessary order or right of entry. Upon termination PGV shall be liable to HELCO for all costs incurred up to the date of termination. This section shall survive in the event of termination.

(c) In the event of a termination of this agreement PGV shall have the right to all reports, designs and documents completed pursuant to this agreement up to the date of termination. PGV shall be free from any further obligation to HELCO and may complete the design work at its sole option.

May 23, 1990                          -10-

SECTION 17. ENTIRE AGREEMENT

     This agreement shall constitute the entire agreement between the parties and shall supersede all prior contracts, proposals, negotiations and letters of intent, whether written or oral.

     This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives, and permitted assigns.

PGV                                        HELCO

By: /s/ Illegible                              By: /s/ Illegible    6/7/90
    ------------------------------------       ---------------------------
    Its:                                       Its:President

                                           By: /s/ Illegible
                                               ---------------------------------
                                               Its:

May 23, 1990                          -11-

                AGREEMENT TO CONSTRUCT 69 KV TRANSMISSION LINES,
              A SUBSTATION AT POHOIKI, MODIFICATIONS TO SUBSTATIONS
              AT PUNA AND KAUMANA, AND A TEMPORARY 34.5 FACILITY TO
                INTERCONNECT PGV'S GEOTHERMAL ELECTRIC PLANT WITH
                               HELCO'S SYSTEM GRID
                                    PHASE III

          SECTION 1. SCOPE OF WORK

          (a) PGV is constructing a 25 MW, geothermal electric plant at Pohoiki in the Puna district of the island of Hawaii. To connect the geothermal electric plant with HELCO's grid, two new transmission lines and interconnection facilities capable of carrying 25 MW of electrical energy at 69 KV must be constructed. PGV has contracted with HELCO for the design and engineering of the transmission lines and related substations. PGV is hereby contracting with HELCO for the construction of the transmission lines and related substation modifications in accordance with the construction drawings and specifications prepared by HELCO pursuant to the contract to design and engineer the transmission lines and related substations.

          (b) Upon notice to proceed from PGV, HELCO will furnish and install two approximately 18-mile 69 KV transmission lines together with all modifications required at the Puna and Kaumana Substations and the 34.5 temporary switching facility at Pohoiki in accordance with the rules of the
Public Utilities Commission, State of Hawaii ("PUC").

          (c) PGV shall at its sole option and discretion, purchase and furnish to HELCO long lead items required for HELCO's scope of work. HELCO shall provide
PGV a list which will include specifications, drawings, and potential suppliers of items needed. The purchasing will be done by PGV with HELCO's input for evaluation of the products. HELCO shall approve all purchase orders before purchasing and such approval shall not be unreasonably withheld. HELCO shall take all responsibility for the execution and acceptance of all such purchase orders. Any payments made by PGV for these items will be applied to the construction cost.

          (d) The proposed 69 KV transmission lines will consist of three aluminum-alloy conductors which will be supported by horizontal post insulators or suspension insulators attached to a single wooden pole. The poles will be spaced approximately 300 to 500 feet apart and will carry a steel shield wire at the pole top for protection against lightning. The actual distance between poles will be in accordance with the plans and specifications. The plans and specifications will be prepared after a field inspection of the alignment based on the plan view map or maps. HELCO shall identify all points of intersection
(PI's). HELCO shall acquire

May 23, 1990                          -1-

the necessary right of ways and easements in accordance with the metes and bounds descriptions and right-of-way maps as prepared to obtain right of ways and anchor easements. PGV shall construct the permanent 69 KV switching station according to HELCO design and construction specifications and PUC rules.
Construction shall proceed to meet time schedules specified in the Purchase
Power Contract. PGV's contractor shall be approved by HELCO and such approval shall not be unreasonably withheld. PGV's contractor shall allow HELCO personnel access to facilities for installation of supervisory control and communication equipment.

          (e) HELCO shall construct the work in accordance with a complete set of construction drawings and specifications for the 69 KV lines and substations prepared in accordance with the agreement for Phase II as defined below. The drawings and specifications shall be specific enough to allow PGV to monitor the actual construction.

          (f) HELCO shall construct the temporary 34.5 substation and line facilities to allow 7.5 MW of generation from the power plant to be transmitted into HELCO's existing 34.5 system. The 13.8/34.5 temporary and 69 KV permanent transformer installations shall be designed and constructed by PGV as part of the plant substation facilities. The temporary portion of the 34.5 facilities not required for the second 69 KV line shall be removed by HELCO at PGV's expense.

          (g) HELCO shall design and construct appropriate modifications to the
Puna and Kaumana substations to provide for proper system operation to integrate the PGV facilities into the HELCO electrical system.

          (h) HELCO shall design the Pohoiki switching station adjacent to the power plant. The switching station shall tentatively consist of four (4) 69 KV circuit breakers and appurtenant facilities necessary for proper operation and maintenance of the facility. The substation arrangement shall be designed as a conventional breaker-and-one-half scheme, with only four (4) breakers installed initially, and shall be operated as a ring bus. PGV shall construct the Pohoiki switching station and upon HELCO's acceptance of the completed switching station, PGV shall transfer title to the equipment and facility (switching station) free and clear of all liens and encumbrances (except those created by action of HELCO, if any) to HELCO. HELCO shall assume all liability for the station upon receipt of title to the equipment and facility, except as provided in any agreements or amendments to such agreements assigned to PGV, to which
HELCO is a party thereof. Such agreements include but are not limited to that certain Purchase Power Contract for Unscheduled Energy Made Available from a
Qualifying Facility, dated March 24, 1986 ("Purchase Power Contract"); that certain side letter agreement, dated March 21, 1986, regarding the Purchase
Power Contract; that

May 23, 1990                           -2-

certain agreement, dated June 27, 1986, regarding Phase I work on interconnection facilities; and that certain letter agreement, dated January 9
1987, regarding installation of line extension of Kapoho drillsite
(collectively, the "Power Purchase Agreements").

          (i) HELCO's responsibility shall end at PGV's insulator stack on PGV's dead-end structure on PGV's side of the separating fence in the Pohoiki switching station. PGV shall provide HELCO with a right of entry and easements on its land and sites to install its facilities, metering systems, and any other work required for proper installation.

          (j) The design and engineering requirements shall include a complete material list broken down to the provisions for each individual pole. HELCO shall provide PGV prior to the completion of the construction drawings and specifications an approximate number and size of poles, insulators and conductor specific enough to order these and other long lead time items.

          (k) The estimated cost of the work shall be derived from the following: HELCO'S costs shall be determined based on the following cost categories: equipment, material and labor costs; direct payroll; consultant and contractor charges; applicable taxes; overhead charges; travel and lodging costs; printing costs; meeting room rentals; costs for the preparation of maps, charts, graphs, illustrations, and the like; and all other costs related to the work.

          SECTION 2. CONSTRUCTION ESTIMATE

          (a) Construction Monitoring. HELCO recognizes that PGV requires a progress monitoring system of the construction for its own needs and to provide funding of HELCO's work. The following breakdown of work, values and expenditures to date and percentage of completion shall be provided on a monthly basis to monitor the work progress, as a result of the bimonthly meetings.

          (b) HELCO has provided the following breakdown for its activities together with an assigned value of each activity. This breakdown shall be used for actual monitoring of the progress of the construction work. The actual progress value shall be reported on a monthly basis and updated monthly. Format to be used:

May 23, 1990                           -3-

                                  EXPENDED
W.O.            JOB       TOTAL    (MONTH)   % COMPLETE
 No.   TASK   DETAIL      VALUE    TO DATE     TO DATE
-------------------------------------------------------
              MAN HRS
              MH COST
              MATL COST
              TOT COST
-------------------------------------------------------

              HELCO assigned value for each activity:

NO.   TASK                                                           TOTAL VALUE
---   ----                                                           -----------
1.    Puna Substation Upgrading                                         438,040

2.    Pohoiki Substation (testing, setting, meters, and RTU system)      60,000

3.    Temporary 34.5 KV Facility                                         97,290

4.    Temporary 34.5 KV Line and Puna Relay Modification                117,630

5.    Line 1 Construction

      5.1 Material Purchase                                           1,518,710
      5.2 Stakeout, Clearing, Access Road                                20,018
      5.3 Dig Poles/Anchors                                             703,080
      5.4 Frame/Erect Poles                                           1,015,401
      5.5 Stringing                                                     436,719
      5.6 Mobilize/Demobilize                                         (Included)

6.    Puna Supervisory                                                   26,800

7.    Puna-Pohoiki-Kaumana-Kanoelehua Microwave                         346,816

      Subtotal-Work Associated with Line 1                           $4,780,504

8.    Line 2 Construction

      8.1 Material Purchase                                           1,707,045
      8.2 Stakeout, Clearing, Access Road                                10,103
      8.3 Dig Poles/Anchors                                             626,400
      8.4 Frame/Erect Poles                                             926,670
      8.5 Stringing                                                     397,260
      8.6 Mobilize/Demobilize                                         (Included)

May 23, 1990                           -4-

9.    Kaumana Substation                                                 50,000
      Subtotal-Work Associated with Line 2                           $3,717,478
      Total Project Cost                                             $8,497,982

          (c) The cost of materials, machinery, equipment, labor, contingency and escalation allowances and all other items of cost related to the construction of the project whether furnished by PGV, HELCO, or others are included in the estimate in Section 2. If PGV elects to purchase materials, equipment, or provide other services, the amount of the material or equipment purchased or services provided shall be credited against the construction cost owed by PGV to HELCO under this agreement.

          (d) PGV shall reimburse HELCO for all cost and expenses HELCO incurs for the tasks described in Section 2.

          (e) The project costs and construction estimate in Section 2 are based upon the mutually agreed scope of work described in Section 1.

          (f) The construction value of underbuilding of the first 69 KV transmission line with a 12.47 KV distribution line shall be accounted for separately and shall be the sole responsibility of HELCO.

          SECTION 3. PAYMENT

          (a) PGV shall pay HELCO for all costs and expenses incurred by HELCO for Phase III work in accordance with this agreement. All costs incurred by HECO and HELCO's contractors for Phase III work shall be deemed incurred by HELCO.

          (b) PGV shall pay HELCO the projected costs of Line 1 construction, totaling $4,780,504 in four equal installments of $1,195,126 commencing on notice to proceed for Line 1 and related work. These payments shall be proportional to the percentage of completion of the tasks set forth in Section 2 as reconciled on a quarterly basis. In the event the installments paid exceed the percentage of tasks completed by more than 20 percent, PGV shall have the right to adjust subsequent installments until the deviation is corrected. In the event PGV and HELCO agree to a lump sum payment or other method of payment, the method of payment agreed to shal1 supersede this paragraph.

          PGV shall pay HELCO the projected costs of Line 2 construction totalling $3,717,478.00 in four equal installments of $929,369.50 each, commencing from the date that HELCO gives PGV

May 23, 1990                           -5-

written notice of commencement of construction, with each subsequent payment due ninety (90) days from the date of the previous payment due date subject to successful progress by HELCO with the construction work. The parties agree to adjust the projected costs of Task 8 and 9 to reflect the then prevailing costs, if appropriate.

          In the event that HELCO completes the construction of Line 2 prior to the respective payment dates stated above, PGV shall pay the entire balance due for such work within 30 days of receipt of HELCO's invoice.

          (c) Materials purchased by PGV shall be paid for directly by PGV to vendors according to PGV purchasing system.

          (d) HELCO shall obtain waivers of lien from all suppliers and contractors for all work for which a progress payment has been made by HELCO. A final lien release shall be obtained at time of final payment to hold PGV clear from any claims and liens.

          (e) In the event that HELCO uses for any purpose, other than for the purpose of interconnecting PGV's facility with the HELCO grid, any of the transmission lines paid for pursuant to this agreement PGV and HELCO shall mutually determine the extent to which HELCO has received a benefit by such use.
The parties shall mutually determine the monetary value of such benefit and the manner in which such amount shall be paid by HELCO to PGV. In the event that the parties cannot mutually agree on the benefit to HELCO or on the monetary value of the benefit, then either party may petition the Public Utilities Commission of the State of Hawaii ("PUC") for resolution of this matter. Notwithstanding the foregoing, any payments to PGV under this provision shall be subject to the approval of the PUC and no payment to PGV shall be valid or required except to the extent approved by the PUC. It is contemplated that this provision shall continue after the completion of the construction of the transmission lines contemplated by this agreement.

          SECTION 4. INVOICING PROCEDURES

          HELCO shall submit invoices to PGV for each payment period by the 30th day after the payment due date for such period based on the monthly status report. Such invoices shall show actual costs incurred to the payment due date, together with a job cost detail described in Section 2.

May 23, 1990                           -6-

          SECTION 5. RIGHT TO INFORMATION

          (a) Records of HELCO's cost and expense incurred pursuant to this agreement and records of accounts between PGV and HELCO, shall be kept on a generally recognized accounting basis and shall be available to PGV or its representative(s) for auditing and inspection during office hours and upon 5 working days notice.

          (b) HELCO shall submit to PGV a monthly written progress report and a job cost detail for the payment period covered by the accompanying invoice. All such reports shall contain sufficient detail to allow PGV to monitor the performance of tasks under this agreement. Specifically, the job cost detail shall list the cost amounts paid and attributable to HELCO, HECO, and consultants and contractors for such payment period, broken down by cost category and describing the type of services rendered and materials furnished by each. Upon written request from PGV, HELCO agrees to provide PGV with copies of all invoices received by HELCO during that payment period from its consultants, contractors and vendors.

          (c) Upon written request from PGV, HELCO agrees to provide PGV with copies of final reports and data prepared by HELCO, its consultants, contractors, and vendors in connection with the Phase III work.

          (d) Any information, including this agreement, supplied by one party to the other party that is marked "CONFIDENTIAL" shall not be voluntarily disclosed to third parties without the advance written approval of the party that has supplied the confidential information, which approval shall not be unreasonably withheld.

          SECTION 6. TIME OF PERFORMANCE

          PGV and HELCO agree that the construction of each 69 KV transmission line interconnecting PGV's geothermal electric plant and HELCO's Puna Substation and the related substation construction called for in the scope of work and identified in the construction estimate, in Section 2 shall commence upon the latter of HELCO's receipt of a written notice to proceed from PGV and/or the
PUC's approval for such line. The work for each line shall be completed 12 months after commencement or as soon as good practice and due diligence will permit. PGV shall issue the written notice to proceed with the construction of
Line 2 within seven (7) months of the issuance of the notice to proceed for Line
1 construction. HELCO shall use its best efforts to maintain labor and material costs within the value estimates shown in Section 2.

May 23, 1990                           -7-

          SECTION 7. INSURANCE

          (a) Workers Compensation. HELCO and PGV, shall at their own expense procure and maintain in full force at all times during the term of this
Agreement, Workers Compensation, Temporary Disability, and other similar insurance required by state or federal laws. Permissible self-insurance will be acceptable subject to submission of a copy of appropriate governmental authorization and qualification by the self-insuring party. In addition, PGV and
HELCO shall at their own expense procure and maintain in full force at all times during the term of this Agreement, Employers Liability insurance with minimum limits for bodily injury from accident of FIVE HUNDRED THOUSAND DOLLARS
($500,000) - each accident; for bodily injury from disease of FIVE THOUSAND
HUNDRED DOLLARS ($500,000.00) - each policy limit.

          (b) Comprehensive General Liability Insurance. HELCO and PGV, shall, at their own expense procure and maintain in full force at all times during the term of this Agreement, Comprehensive General Liability insurance with bodily injury and broad form property damage combined single limits of liability of at least TEN MILLION DOLLARS ($10,000,000.00) for any one occurrence. Such insurance will also include coverage in like amount for premises, operations, independent contractors, completed operations, and contractual liability.

          If any of the work performed under this Agreement includes blasting, excavating, pile driving or caisson work, moving shoring, underpinning, razing, or demolition of any structure or removal or rebuilding of any structural support thereof, or any subsurface or underground work, the Comprehensive
General Liability insurance policy shall include coverage for the explosion, collapse and underground hazards in an amount commensurate with the risk involved.

          (c) Automobile Liability Insurance. HELCO and PGV shall at their own expense procure and maintain in full effect at all times during the term of this
Agreement, Automobile Insurance with bodily injury limits of at least ONE
MILLION DOLLARS ($1,000,000) per person, TWO MILLION DOLLARS ($2,000,000) per occurrence and property damage limits of at least ONE MILLION DOLLARS
($1,000,000) per accident.

          (d) Waiver of Subrogation. HELCO and PGV hereby waives and will cause its insurers to waive all rights of subrogation which each party may have against the other.

          (e) Additional Insured. All HELCO and PGV insurance policies required by this agreement shall name the other as an additional insured (except Workers
Compensation).

May 23, 1990                           -8-

          (f) Certificates of Insurance. Upon the signing of this Agreement, the parties shall file with each other certificates of insurance certifying that each of the foregoing insurance coverage is in force, and further providing that each party will give written notice to the other of any material change in or cancellation of the policy thirty (30) days prior to such change or cancellation.

          SECTION 8. INDEMNIFICATION

          In connection with the performance of this Agreement, or in any way incident thereto, the parties agree to indemnify and hold the other harmless from and against any and all liabilities, claims, losses, damages, or expenses, including reasonable counsel fees, whether arising before or after completion of the work hereunder, which may be incurred or sustained by such party, by reason of any negligent act or omission on the part of the other.

          SECTION 9. RIGHT OF ENTRY

          (a) HELCO shall notify PGV 30 days in advance of its scheduled entry upon lands owned or leased by PGV for the purpose of performing the work required by this agreement. Such notice shall specify as precisely as possible the locations and dates of such work. PGV shall use its best efforts to obtain, prior to the scheduled entry and at no cost to HELCO all necessary documents, in form and content satisfactory to HELCO granting HELCO as designee the right to enter such lands for such purpose. If the land is leased, the documents shall include the consent of the lessor(s) to such right of entry. In the event such documents are not timely provided, PGV understands that delay may result in an increase in HELCO projected total costs and subject to the provisions of this agreement, give HELCO the right to terminate this agreement.

          (b) HELCO shall obtain all other rights of entry necessary and PGV shall pay HELCO all reasonable costs incurred in obtaining these right of entry, including but not limited to appraisal, survey and attorneys' fees.

          SECTION 10. PARTICIPANTS AND DECISION-MAKING

          HELCO shall be responsible for the construction work to be performed.
HELCO may engage consultants and contractors with the advance approval of PGV, which approval shall not be unreasonably withheld. HELCO shall be responsible for the work performed by any consultants it engages.

May 23, 1990                           -9-

          PGV reserves the right to employ its own consultants and counsel to advise, participate in meetings and hearings as PGV deems necessary. Such consultants or counsel shall be paid by PGV.

          The parties hereto together with consultants, contractors and counsel will hold project meetings at such dates, times, and places as are mutually acceptable to HELCO and PGV. Such meetings shall be held every two weeks in
HELCO or PGV facilities on the island of Hawaii unless otherwise agreed.

          The parties shall use their best efforts to coordinate their activities under this agreement, including but not limited to the obtaining of permits for the transmission line(s). HELCO recognizes the sensitive nature of activities to obtain rights-of-way, easements and other land access rights for the transmission line(s) and the need for regular consultation with PGV in handling these matters.

          SECTION 11. CHANGE ORDER

          If, during the course of the construction work, the scope of an item of work is altered so as to increase the item's cost by more than ten percent
(10%) or more than $10,000, whichever is lower, HELCO shall prepare a written change order request for PGV's approval which approval shall not be unreasonably withheld. If the change order is at HELCO's request, approval shall be at the discretion of PGV. Failure to approve a change order shall not relieve the parties of their responsibilities under this agreement.

          SECTION 12. DISPUTE RESOLUTION

          Any dispute arising under this agreement, including but not limited to disputes over change order requests, shall be resolved if possible by HELCO's
President and PGV's Hawaii Project Manager, and any remaining disputes shall be resolved pursuant to Section 18(b) of the Power Purchase Contract. Unless
otherwise agreed in writing, HELCO shall continue on the Phase III work and PGV shall continue to make all payments and perform all other obligations required hereunder during the resolution of any disputes, provided, however, that if the amount in dispute exceeds $10,000.00 then HELCO at its sole option, may cease work until the dispute is resolved and shall have no liability therefor and PGV may withhold payments for such work.

          SECTION 13. FORCE MAJEURE

          (a) If either party is prevented from performing any of its obligation hereunder by reason of an event of force majeure reasonably beyond its exclusive control and not attributable to its

May 23, 1990                          -10-

neglect, then in any such event, such party shall be excused from whatever performance required by this agreement is prevented by such event to the extent so prevented, and such party shall not be liable for any damages or loss resulting therefrom. Events of force majeure shall include but not be limited to the following: accidents, action or inaction of any governmental agency
(including the inability to obtain permits or authorization) lightning, rain, earthquake, wind, wind-blown water, riots, fire, flood, invasion, insurrection, lava flow or volcanic activity, tidal wave, civil commotion, the order of any court, judge or civil authority, war, and any act of God or the public enemy.

          (b) The party claiming an event of force majeure shall give prompt written notice of such event to the other party. In addition, such party shall use reasonable diligence, to the extent practicable, to limit the impact of such event to the performance of its obligations under this agreement. Delay due to force majeure shall delay payments accordingly.

          SECTION 14. PUBLIC UTILITIES COMMISSION APPROVAL

          This agreement shall be effective on execution hereof and is subject to termination if the Public Utilities Commission fails to issue an order satisfactory to HELCO which approves the expenditures to be made by HELCO under the agreement, the construction of the two transmission lines through a residential area, the full recovery of HELCO's firm capacity payments to PGV and related revenue taxes. The parties agree to use their best efforts to obtain such approval in a timely manner.

          SECTION 15. ASSIGNMENT

          This contract shall not be assigned except to lending institutions or related entities without the written consent of the non-assigning party, whose consent shall not be unreasonably withheld except that HELCO may assign this agreement to its First Mortgage Bond Trustee without prior written consent. This provision shall not be construed to prohibit either PGV or HELCO from hiring consultants or subcontractors to perform specific work under this contract.

          SECTION 16. NOTICE

          All communications and notices required by this contract shall be addressed as follows:

May 23, 1990                          -11-

     If to PGV:

               Zvi Reiss
               101 Aupuni Street, Suite 1014-B
               Hilo, Hawaii 96720

     If to HELCO:

               Clyde Nagata
               P. O. Box 1027
               Hilo, Hawaii 96721-1027

          SECTION 17. CANCELLATION OF WORK AND TERMINATION

          (a) Prior to completion of the work called for in this agreement PGV may cancel this agreement by sending a written notice to HELCO at least 30 days in advance of the termination date. PGV shall remain liable to HELCO for actual costs incurred up to the date of termination. Upon cancellation, HELCO shall render a reconciliation statement of actual and projected cost. If the payments made are insufficient to cover HELCO's actual cost, PGV shall pay to HELCO the difference within 30 days of the date of receipt of such statement. If the payments made exceed HELCO's actual cost the excess shall be rebated to PGV within 30 days of notice of such excess amount.

          (b) HELCO may terminate this agreement if the Public Utilities
Commission of the State of Hawaii fails to issue a decision and order in accordance with Section 14 of this agreement, including approval of the expenditures to be made by HELCO under this agreement, or if PGV commits a material breach of any provision herein. HELCO may also terminate the agreement if PGV fails to obtain right of entry to the lands owned or leased by PGV necessary for the purpose of performing the work called for by this agreement.
Before HELCO's termination shall be effective, PGV shall be given 180 days to secure the necessary order or right of entry. Upon termination PGV shall be liable to HELCO for all costs incurred up to the date of termination. This section shall survive in the event of termination.

          (c) In the event of a termination of this agreement PGV shall have the right to complete the work commenced under this agreement. PGV shall also have the right to purchase from HELCO at HELCO's invoice price, all material purchased for the construction of the improvements contemplated by this agreement.

May 23, 1990                          -12-

          SECTION 18. INSPECTION OF THE POHOIKI SUBSTATION

          The construction of the Pohoiki substation shall be subject to the following conditions:

          (a) Inspection by HELCO. All materials and equipment furnished and work performed by PGV shall be properly inspected by PGV and shall at all times be subject to inspection and testing by HELCO. Whenever requested, PGV shall furnish HELCO with full information as to the progress of the work in its various parts. If any of the work should be covered up without approval or consent of HELCO, or without the necessary testing and inspection, it shall, if required by HELCO or by public authorities, be uncovered for examination and testing, and recovered, at PGV's expense.

          (b) Defective Materials or Work. Neither the failure to make any inspection or test nor to discover defective workmanship, materials, or equipment, nor acceptance of the work shall relieve PGV from its obligation to do and complete the work in accordance with the specifications and drawings. If at any time before final completion and acceptance of the work, HELCO determines that any part of the work is defective or deficient or in any way fails to conform to the specifications or PUC rules or drawings or that any materials or equipment which PGV has used or proposes to use in the work are unsound or improper or otherwise fail to conform to the specifications or PUC rules, then
HELCO may reject such defective or deficient work or unsound or nonconforming materials or equipment and to require PGV to redo and make good all such defective or deficient work and to replace all condemned materials or equipment with proper materials and equipment, at PGV's sole expense. Where PGV declines to redo and make good all such defective or deficient work and to replace all condemned materials or equipment with proper materials and equipment, PGV shall accept the costs (including applicable overhead) for correcting such defective or deficient work performed by others.

          (c) Unsatisfactory Progress. Failure of PGV to comply with the instructions of HELCO may be grounds for determination by HELCO that PGV is not prosecuting its work with such diligence as will assure completion within the times specified. Upon such determination, HELCO may suspend or terminate PGV's right to proceed with the performance of the work, or any separable part thereof.

          SECTION 19. ENTIRE AGREEMENT

          This agreement shall constitute the entire agreement between the parties and shall supersede all prior contracts, proposals, negotiations and letters of intent, whether written or oral.

May 23, 1990                          -13-

          This agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representative, and permitted assigns.

PGV                                          HELCO

 BY: /s/ Illegible                           BY: /s/ Illegible
     -------------------------------------       -------------------------------
     Its:                                        Its: President

                                             BY: /s/ Illegible
                                                 -------------------------------
                                                 Its:

May 23, 1990                          -14-